Exhibit 10.2.6

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into on this 31st day of March, 2008 (this “Agreement”) by and between AIRCELL LLC, 1250 N. Arlington Heights Road, Suite 500, Itasca, Illinois 60143 (the “Company”), and JOHN HAPP, (“Executive”). Upon occurrence of the Effective Date (as defined below), this Agreement shall supersede and replace all other agreements, whether oral or written, related to the terms of Executive’s employment with the Company. Certain capitalized terms used herein have the meanings given to them in Section 19 hereof.

AGREEMENT:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company’s Board of Directors.

2. Capacity and Duties. As of April 1, 2008 (the “Effective Date”), Executive shall be employed by the Company as its Executive Vice President — Airlines. During Executive’s employment with the Company, Executive shall perform the duties and bear the responsibilities commensurate with Executive’s position, and shall serve the Company faithfully and to the best of Executive’s ability, under the direction of the Company’s President & Chief Executive Officer. Executive’s actions shall at all times be such that they do not discredit the Company or its products and services, and Executive shall not engage in any business activity or activities that require significant personal services by Executive or that, in the sole judgment of the Company, may conflict with the proper performance of Executive’s duties hereunder. Executive shall devote all Executive’s working time, working attention, and working energies to the business of the Company.

3. Compensation.

(a) Base Salary. The Company shall pay to Executive as base compensation for all of the services to be rendered by Executive under this Agreement a salary at the rate of $250,000 per annum (the “Base Salary”), payable in accordance with such normal payroll practices as are adopted by the Company from time to time, subject to withholding for federal, state and local taxes, FICA and other withholding required by applicable law, regulation or ruling. In addition, Executive shall be eligible for an annual bonus with a target of fifty percent (50%) of Base Salary. The amount of such annual bonus, if any, shall be decided by the Chief Executive Officer, subject to the approval of the Company’s Board of Directors and shall be based upon achievement of both personal and corporate objectives. Executive’s bonus for 2008, if any, shall be prorated based upon his start date. The Base Salary shall be reviewed by the Chief Executive Officer at least annually. Unless the Company and Executive mutually agree otherwise, Executive’s annual salary shall not be reduced by more than ten percent (10%) of Executive’s then current Base Salary unless as part of an overall compensation reduction at the Company that impacts salaries of all executives of the Company.

(b) Reimbursement of Expenses, Company Facilities. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive’s obligations under this Agreement, in accordance with the Company’s travel and expense reimbursement policies for management employees. The Company shall provide to Executive, at the Company’s principal place of business, the necessary office facilities and equipment to perform Executive’s obligations under this Agreement

(c) Relocation Benefits. Executive’s principal office will be in Itasca, IL, and the parties agree that Executive will within a reasonable time following the Effective Date relocate his residence to the metropolitan Chicago area. From the Effective Date until May 31, 2008, the Company shall reimburse Executive for reasonable travel from his current residence to and from the Company’s executive offices in Itasca, Illinois as ordinary business expenses, and thereafter until such relocation will continue to do so in an amount not to exceed $15,000. In addition, the Company will pay or reimburse Executive for reasonable interim housing expenses prior to relocation and for certain reasonable expenses related to relocation as set forth in Exhibit A (“Relocation Benefits”). The payment of any Relocation Benefits is expressly conditioned upon proper presentation of receipts and vouchers and pre-approval of specified expenses by the Company’s Chief Executive Officer. The Company makes no representations regarding the proper tax treatment of reimbursed Relocation Benefits on executive’s federal or state income tax returns, and Executive is responsible for obtaining independent advice from his personal tax advisor.

(d) Vacation and Personal Time Off. Executive shall be entitled to a minimum of four (4) weeks of vacation per year. Executive will also receive five (5) personal paid days off per year. Executive’s vacation accrual and paid personal days shall be prorated during Executive’s first year of employment.

(e) Benefits. Executive shall be eligible to participate in all normal company benefits including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms thereof.

(f) Directors and Officers Insurance. Customary officers and directors liability insurance shall be obtained and maintained by the Company for reasonable and customary coverage of the Company and Executive, at no cost to Executive.

(g) Long Term Incentive Plan. Subject to approval by the Board of Directors, Executive shall be entitled to receive 0.167% (277,777 units) of Profit Participation Shares pursuant to the Company’s standard terms and conditions as set forth in the grant notice and AC Management LLC’s Limited Liability Company Agreement (“LLC Agreement”) (collectively the “Long Term Incentive Plan”). Subject to Executive’s continued employment hereunder, the Profit Participation Shares shall vest in sixteen equal three month periods over four years and shall be subject to full acceleration upon a “Change in Control” as defined in the LLC Agreement.

4. Confidentiality; Ownership of Confidential Information and Inventions.

(a) Receipt of Confidential Information. Executive’s employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its clients or customers. Executive acknowledges that during Executive’s employment by the Company and as a result of the confidential relationship with the Company established thereby, Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company.

(b) Nondisclosure. During Executive’s employment with the Company and at all times thereafter, regardless of the reason for the termination of such employment, Executive shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third party (other than in the furtherance of the business purposes of the Company and with the Company’s prior written consent) all Confidential Information, all of which is deemed confidential and proprietary.

(c) Disclosure. Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the Invention, the procedures used and the results achieved. Executive shall submit a report upon completing any studies or research projects undertaken on the Company’s behalf, whether or not Executive believes that project has resulted in an Invention. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions, which records shall be available to and remain the sole property of the Company at all times.

(d) Ownership; Cooperation. All Confidential Information and Inventions shall be and remain the sole property of the Company. Executive promptly shall execute and deliver to the Company any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the Company including, without limitation, assignment agreements satisfactory to the Company. Upon request of the Company, during and after Executive’s employment with the Company, Executive shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Inventions; provided, however, that if Executive incurs any expenses in connection with the foregoing obligation after Executive’s employment with the Company is terminated, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company’s request in satisfying such obligation.

(e) Works for Hire. To the extent the Inventions consist of original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright, Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

5. Covenants-Not-to-Compete. In consideration of Executive’s continued employment as an executive of the Company and in consideration of the Company’s obligations contained in this Agreement, including, without limitation, its agreeing to grant the Profit Participation Shares described in Section 3(g) and pay severance benefits in the circumstances specified in Section 9(a), and because Executive shall have access to Confidential Information, including, without limitation, Trade Secrets, Executive hereby covenants as follows:

(a) Covenants. Without the prior written consent of the Board, (x) during Executive’s employment with the Company and (y) for one (1) year after leaving the employment of the Company, whether voluntarily or involuntarily, Executive shall not directly or indirectly, personally, by agency, as an employee, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:

(i) Own, manage, operate, control, work for, provide services to, employ, have any financial interest in, consult to, lend Executive’s name to or engage in any capacity in any enterprise, business, company or other entity (whether existing or newly established) engaged in a Competitive Business, whether in anticipation of monetary compensation or otherwise;

(ii) Hire, solicit or otherwise induce any current or former employee of the Company or any of its Affiliates to terminate his or her employment with the Company or such Affiliate or to engage in any Competitive Business, or intentionally interfere with the relationship of the Company or any of its Affiliates with any such employee or former employee;

(iii) Solicit or service in any way in connection with or relating to a Competitive Business, on behalf of Executive or on behalf of or in conjunction with others, any supplier, client or customer, or prospective supplier, client, or customer, who has been solicited or serviced by the Company or any of its Affiliates; or

(iv) Assist others in doing anything prohibited by clause (i), (ii) or (iii) above; in each case anywhere in the United States. The covenants in this Section 5(a) shall be specifically enforceable. However, the covenants in this Section 5(a) shall not be construed to prohibit the ownership of not more than one percent of the equity of any publicly-held entity engaged in direct competition with the Company, so long as Executive is not otherwise engaged with such entity in any of the other activities specified in Section 5(a)(i) through (iv) above.

(b) Severability of Covenants. For purposes of this Section 5, Executive and the Company intend that the covenants contained in Section 5 shall be construed as separate covenants, one for each activity and each geographic area. If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenant shall be deemed eliminated from this Section 5 to the extent necessary to permit the remaining separate covenants to be enforced.

(c) Acknowledgment. Executive acknowledges that the covenants made by Executive in this Agreement are intended to protect the legitimate business interests of the Company and not to prevent or interfere with Executive’s ability to earn a living.

6. Injunctive Relief; Legal Fees. If Executive violates any of the provisions of Section 4 or 5 hereof (the “Applicable Sections”), the Company shall be entitled to seek and, if awarded by a court or arbitrator, obtain immediate and permanent injunctive relief in addition to all other rights and remedies it may have, it being agreed that a violation of the Applicable Sections would cause the Company irreparable harm, and the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance. If the Company takes legal action to enforce the covenants contained in the Applicable Sections, or to enjoin Executive from violating the Applicable Sections, as part of its damages, the prevailing party shall be entitled to recover its reasonable legal costs and expenses for bringing and maintaining any such action from the losing party.

7. No Conflict. Executive represents and warrants to the Company that (a) Executive has not signed any employment agreement, confidentiality agreement, non-competition covenant or the like with any other employer and (b) Executive’s employment with the Company will not violate any other agreement or arrangement Executive has or may have had with any other former employer. Executive covenants that under no circumstances shall Executive disclose to the Company or use for the benefit of the Company any confidential or proprietary information of any former employer or other third party, and Executive shall hold all such information in confidence, and shall comply with the terms of any and all applicable agreements between Executive and the third party with respect to such information.

8. Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, pursuant to the following:

(a) Termination by the Company Without Cause. Upon thirty (30) days’ written notice to Executive, or at the Company’s discretion, pay in lieu of notice;

(b) Disability. Upon thirty (30) days’ written notice to Executive, or at the Company’s discretion, pay in lieu of notice, if Executive is prevented from performing Executive’s duties by reason of illness or incapacity for a continuous period of 120 days;

(c) Death. Immediately upon the death of Executive; or

(d) Termination by the Company for Cause. Immediately upon a showing of “Cause”, which for purposes of this Agreement shall mean Executive’s (1) willful gross misconduct or gross or persistent negligence in the discharge of his duties; (2) act of dishonesty or concealment; (3) breach of his fiduciary duty or duty of loyalty to the Company; (4) a material breach of Section 4 or 5 hereof; (5) any other material breach by Executive of this Agreement, which breach has not been cured by Executive within thirty (30) days after written notice of such breach is given to Executive by the Company; (6) commission of repeated acts of substance abuse which are materially injurious to the Company; (7) commission of a criminal offense involving money or other property of the Company (excluding traffic or other similar violations); or (8) commission of a criminal offense that would, if committed in the State of Colorado, constitute a felony under the laws of the State of Colorado or the United States of America.

(e) Voluntary Resignation. Executive may terminate Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Company. The Company, at its discretion, may waive the thirty (30) day notice requirement, and in such event shall be required to make any payments in lieu of notice.

9. Termination Benefits.

(a) Termination by the Company Without Cause. If Executive is terminated under Section 8(a), and upon execution of a separation agreement containing a general release of all claims against the Company, the Company shall pay Executive an amount equal to Executive’s net Base Salary under Section 3(a) at the time of such termination for a period of twelve (12) months; a “Severance Payment”). The Severance Payment shall be payable in installments, by direct deposit, in accordance with the Company’s normal payroll practices. In addition, during any Severance Payment period, should Executive timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to Executive’s termination. The Company shall also pay Executive (i) any salary earned but unpaid prior to termination and all accrued but unused personal time, (ii) any business expenses incurred but not reimbursed as of the date of termination and (iii) any award under the annual bonus program referred to in Section 3(a) that has been approved by the Chief Executive Officer and the Company’s Board of Directors but not paid prior to termination.

(b) Other Termination. In all other cases, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive (i) any salary earned but unpaid prior to termination and all accrued but unused personal time, (ii) any business expenses incurred but not reimbursed as of the date of termination and (iii) any award under the annual bonus program referred to in Section 3(a) that has been approved by the Chief Executive Officer and the Company’s Board of Directors but not paid prior to termination.

(c) Survival of Obligations. Executive’s obligations pursuant to Sections 4 and 5 shall survive the expiration of the term of Executive’s employment under this Agreement or any early termination thereof.

(d) Returns. Upon termination of Executive’s employment under this Agreement, or as otherwise requested by the Company, immediately upon the Company’s request, Executive shall return to the Company all of the Company keys, credit cards, product samples, records, data, notes, reports, proposals, lists of existing and proposed customers, correspondence, specifications, drawings, blue-prints, sketches, materials, equipment, other documents or property, together with all copies thereof belonging to the Company, its successors or assigns, and all Confidential Information (in all media) in Executive’s possession or under Executive’s control.

10. Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the address listed on the first page of this Agreement, or to such other address as such party may have given to the other by notice pursuant to this Section 10. In the case of any such communications to the Company, such communications shall also be delivered to the Board of Directors. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

11. Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement. Without limiting the generality of the foregoing, Executive shall cooperate fully in assisting the Company to comply with contractual obligations of the Company to third parties regarding Inventions, Trade Secrets and copyrights.

12. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any action pursuant to Section 4 or 5 above may be brought in the Courts in the State of Illinois, and by execution of this Agreement, Executive irrevocably submits to such jurisdiction.

14. Arbitration.

(a) Any dispute arising in connection with this Agreement or Executive’s employment with the Company, except for equitable or injunctive actions pursuant to Section 4 or 5 above, or claims by Executive for workers’ compensation, unemployment compensation or benefits under a Company benefits plan, shall be submitted to final and binding arbitration. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.

(b) The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.

(c) The arbitration shall be conducted in Chicago, Illinois (unless the corporate headquarters of the Company shall have been moved to another location, in which case the arbitration shall be conducted in such location). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The attorneys’ fees and costs of the arbitrator and arbitration proceedings are to be shared equally between the parties, and all other costs and attorneys’ fees are to be paid by the party incurring such costs and fees.

(d) Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind,

including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Colorado Anti-Discrimination Act of 1957, C.R.S. § 24-34-401 et seq.; the Colorado Wage Payment Act, C.R.S. §8-4-100 et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory. Executive agrees to exhaust any and all internal dispute resolution procedures established by the Company prior to pursuing arbitration under this Agreement.

15. Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.

16. Binding Agreement. Executive shall not delegate or assign any of Executive’s rights or obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive, the Company and the Company’s successors and assigns; provided, however, that the Company may not assign this Agreement to any other person or entity without the prior written consent of Executive except (a) to AC HoldCo LLC or (b) in connection with a sale, assignment or other transfer by the Company of all or a substantial portion of its assets or business, in each of which events assignment of this Agreement is expressly permitted without the consent of Executive.

17. Merger; Amendment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and no other statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement may be amended at any time, provided that such amendment is in writing and is signed by each of the parties.

18. Nature of Employment. EXECUTIVE IS EMPLOYED WITH THE COMPANY FOR NO SPECIFIC TERM OF EMPLOYMENT, AND IS EMPLOYED AT THE WILL OF THE COMPANY. NOTHING IN THIS AGREEMENT SHALL IN ANY WAY RESTRICT EXECUTIVE’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE EXECUTIVE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

19. Definitions. In addition to terms defined above and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any parent or subsidiary of the Company and (ii) any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company. For purposes of this definition, the terms “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Air-to-Ground Communication” means (i) data and/or voice communications directly or indirectly between an aircraft and the ground, including communications between an aircraft and the ground transmitted in whole or in part by satellite, (ii) data and/or voice communications within an aircraft, including all communications to or from the cabin and/or the cockpit of an aircraft, (iii) any and all related products and services and (iv) any and all products and services directly supportive thereof. For the avoidance of doubt, Air-to-Ground Communications does not include communications by satellite that does not involve communication to or from an aircraft.

“Competitive Business” means any business engaged in (i) providing Air-to-Ground Communications, (ii) assembling, manufacturing, installing or selling equipment involved in or relating to Air-to-Ground Communications or (iii) any other business or activities that are substantially in competition with any other businesses in which the Company or any of its Affiliates engages in during Executive’s employment or is actively contemplating entering into during Executive’s employment. For purposes of this Agreement, in the event that a Competitive Business includes an organization with separate and distinct business units, to the extent possible, and upon the written approval of the Company, the term Competitive Business may be limited to only those business units(s) or persons of the Competitive Business that are engaged in, related to or become engaged in, or related to the business of Air-to-Ground Communications.

“Confidential Information” means all information relating to the Company, its Affiliates and their respective customers and suppliers considered by the Company or its Affiliates to be confidential and proprietary including, without limitation, (a) business plans, research, development and marketing strategies, customer names and lists, product and service prices and lines, processes, designs, formulae, methods, financial information, costs and supplies and (b) the Trade Secrets (as defined below). Confidential Information may include information which has been acquired or created by Executive or has otherwise become known to Executive through Executive’s employment with Company. Confidential Information may also include information belonging to the Company’s clients, customers or suppliers. “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by Executive, (ii) already lawfully in Executive’s possession at the time of disclosure by the Company as evidenced by Executive’s written records, (iii) disclosed to Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual or other duty to any person or (iv) required by law, rule, regulation or court order to be disclosed.

“Effective Date” means April 1, 2008.

“Existing Proprietary Rights” means all inventions, original works of authorship, developments, improvements and trade secrets that Executive has, alone or jointly with others, made, conceived, developed or reduced to practice or caused to be made, conceived, developed or reduced to practice prior to the Effective Date, whether or not patentable or registrable under patent, copyright or similar statutes, a list of which is attached to this Agreement as Exhibit B.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions and improvements, whether or not patentable or registrable under patent, copyright or similar statutes, conceived of or made by Executive at any time, whether before, during or after business hours, or with the use of the Company’s facilities, materials or personnel, either solely or jointly with others after the Effective Date and during Executive’s employment by the Company and if based on or related to the Company’s business, including, without limitation, existing and planned products and services and future products and services of the Company and its Affiliates.

“Trade Secrets” means any and all technology and information relating to the Company’s and its Affiliates’ business or their respective patents, methods, formulae, software, know-how, designs, products, processes, services, research development, inventions, systems, engineering and manufacturing which have been designated as secret or confidential or are the subject of efforts that are reasonable under the circumstances to maintain their secrecy or confidentiality and which are sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons.

The parties have executed this Agreement on the date first above written, effective as of the Effective Date.

COMPANY:		EXECUTIVE:

AIRCELL LLC

Date:	March 31, 2008	Date:	March 31, 2008

Name:	/s/ Jack Blumenstein	Name:	/s/ John Happ
	Jack Blumenstein		John Happ

Title:	President & CEO

Exhibit A

Relocation Benefits

Overview: This program is intended to assist you and your family by providing benefits and support while relocating with the Company. These benefits cover various relocation related costs. However, depending on your personal circumstances they may not necessarily cover all expenses.

Summary of Benefits:

•	Reimbursable Home Selling Expenses: Aircell will reimburse the real estate broker sales commission of up to 7% of the sale price of your property.

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Interim Living, Home Finding and Final Move Expenses: Aircell will provide $10,000 to cover interim living, home finding and other miscellaneous expenses related to the move. The interim living period will begin on the Effective Date.

•	Normal Closing Costs: Aircell will reimburse normal and customary closing costs up to $5,000 normally paid by the buyer.

•

Relocation Services: A national relocation company acceptable to both parties will provide assistance to you during your relocation including the selection of real estate brokers familiar with corporate relocations. Aircell will arrange through such company to survey, pack and load, transport and unload your household goods. Aircell will pay all usual and reasonable costs of packing, transporting, unloading and unpacking the furniture and household effects directly to the van line itself. Costs to re-install appliances at the new location, insure goods during the move and store goods for a period of 30 days will also be covered. Fees will be billed directly to, and paid by Aircell.

•	Time Allowed for Final Move: As part of the final move, and subject to management approval, up to five working days (paid) will be provided to complete the move (closing, pack, travel, unpack, etc).

Tax Implications: It is Aircell’s intention to reasonably protect you by reimbursing for most income tax liabilities incurred during the relocation. IRS regulations require the Company to report most of the relocation expenses paid to you, or on your behalf as income on the W-2 form. You may be entitled to claim a deduction on personal income tax returns for some of the relocation related expenses.

Gross Up Provision: For tax purposes, Aircell will “gross up” expenses covered by the company that are not excludable from taxable income, or have no offsetting tax deduction. Through this provision, the Company will provide cash to offset the estimated increase in tax liability associated with these expenses.

Exhibit B

Existing Proprietary Rights

None.